Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2017, except for paragraphs 3 through 7 in Note 14, as to which the date is March 31, 2017, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-216574) and related Prospectus of Tocagen Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

March 31, 2017